Exhibit 5.1

DuMoulin Black LLP
10th Floor 595 Howe Street
Vancouver BC Canada V6C 2T5
www.dumoulinblack.com

Telephone No. (604) 687-1224
Direct Line (604) 602-6807
File No. 5653-002

January 4, 2022

Austin Gold Corp.
1021 West Hastings Street, 9th Floor
Vancouver, B.C. V6C 0C3

Dear Sirs/Mesdames:

Re:	Austin Gold Corp. (the "Company") – Sale of Shares

We have acted as counsel in British Columbia (the “Province”) to the Company, which is a corporation incorporated pursuant to the laws of the Province, in connection with the Company’s Registration Statement on Form S-1, as amended, (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended relating to the offer and sale (the “Offering”) of common shares of the Company (the “Shares”) for gross proceeds of up to US$18,000,000. The Shares are to be offered at a price (the “Offering Price”) to be determined by a Pricing Committee of the board of directors of the Company, which Offering Price will be no less than US$4.00 per Share and no greater than US$6.00 per Share.

The Offering will be conducted by Roth Capital Partners, LLC (“Roth Capital”) pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and Roth Capital. Pursuant to the Underwriting Agreement the Company proposes to pay Roth Capital a commission equal to 7.0% of the gross proceeds raised pursuant to the Offering (the “Underwriter’s Fee”) and issue a warrant (the “Underwriter’s Warrant”) exercisable into that number of common shares (the “Underwriter’s Warrant Shares”) equal to 7.0% of the number of Offered Shares sold pursuant to the Offering.

In addition, and pursuant to the Underwriting Agreement, the Company proposes to grant to Roth an option (the “Underwriter’s Option”) to purchase up to 15% of the number of Shares sold in the Offering (the “Option Shares”), at the Offering Price, exercisable for a period of 30 days following the date of the pricing prospectus for the Offering.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a) the Registration Statement;

(b) the draft Underwriting Agreement;

(c) the articles of the Company, as in effect on the date hereof and as amended to date;

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(d) a copy of the resolutions passed by the directors of the Company, among other things, authorizing the Offering and the Underwriter’s Option, the execution and delivery of the Underwriting Agreement and the issuance of the Shares, Option Shares, the Underwriter’s Warrant and the Underwriter’s Option Shares; and

(e) such other instruments and documents as we have deemed relevant or necessary in connection with our opinions set forth herein.

We have considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinions expressed below.

Laws

We are solicitors qualified to practice law in the Province only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province and the laws of Canada applicable therein in effect on the date hereof.

The opinions herein are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressees or any other person of any change in law (whether by legislative action, judicial decision or otherwise) or changes in any fact which may come or be brought to our attention after the date of this letter.

We have also examined and relied upon such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company.

Whenever our opinion refers to shares of the Company whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

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Opinions

Based and relying upon and subject to the foregoing and the qualifications hereinafter expressed, we are of the opinion that at the date hereof:

1.	The Shares and Option Shares have been duly allotted and authorized for issue by the Company and when issued and paid for in accordance with the Underwriting Agreement, and upon receipt by the Company of full payment for such shares, will be validly issued as fully paid and non-assessable shares.

2.	The Underwriter’s Warrant has been duly created and authorized for issue. The Underwriter’s Warrant Shares have been duly allotted and authorized for issuance and, upon the valid exercise of the Underwriter’s Warrant (including receipt by the Company of full payment of the exercise price thereof) and the issuance of the Underwriter’s Warrant Shares in accordance with the terms of the Underwriter’s Warrant, the Underwriter’s Warrant Shares will be validly issued as fully paid and non-assessable shares.

The opinions in this letter are provided solely for the benefit of the party to whom it is addressed in connection with the Offering, and, except as set out below, may not be used, circulated, quoted from or otherwise referred to for any other purpose. Except as set out below, it is not to be transmitted to any other person nor is it to be relied upon by any other person or filed with any government agency or other person without our prior written consent.

We hereby consent to the filing of this opinion letter in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the prospectus contained therein. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ DuMoulin Black LLP